Exhibit g.3

AMENDMENT OF INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 15th day of June 2021, by and between NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND f/k/a NUVEEN MUNICIPAL HIGH YIELD & SPECIAL SITUATIONS FUND, a Massachusetts business trust (the “Fund”), and NUVEEN FUND ADVISORS, LLC a Delaware limited liability company (the “Adviser”).

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement dated as of January 13, 2020 (the “Agreement”) pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose, have approved the amendment to the Agreement to reduce the investment management fee.

NOW THEREFORE, the Fund and the Adviser hereby agree to amend the Agreement, replacing Section 2, paragraph (A) in its entirety as follows:

2.        For the services and facilities described in Section l, the Fund will pay to the Adviser, at the end of each calendar month, an investment management fee equal to the sum of a Fund-Level Fee and a Complex-Level Fee.

A.        The Fund Level Fee shall be computed by applying the following annual rate to the average total daily managed assets of the Fund:

Average Total Daily Managed Assets(1)	Rate
For the first $125 million	0.8000%
For the next $125 million	0.7875%
For the next $250 million	0.7750%
For the next $500 million	0.7625%
For the next $1 billion	0.7500%
For the next $3 billion	0.7250%
For managed assets over $5 billion	0.7125%

1 “Managed assets” for this purpose means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities incurred for the express purpose of creating leverage). Total assets for this purpose shall include assets attributable to the Fund’s use of leverage, and derivatives will be valued at their market value.

IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

		By:	/s/ Mark Winget
Vice President and Secretary

Attest:	/s/ Celeste Clayton

NUVEEN FUND ADVISORS, LLC

		By:	/s/ Christopher Rohrbacher
Managing Director

Attest:	/s/ Celeste Clayton